Exhibit 99.01

www.epelectric.com

News Release
For Immediate Release
Date: November 1, 2017

El Paso Electric Announces Third Quarter 2017 Financial Results

Overview

•
For the third quarter of 2017, El Paso Electric Company ("EE" or the "Company") reported net income of $59.7 million, or $1.47 basic and diluted earnings per share. In the third quarter of 2016, EE reported net income of $74.6 million, or $1.84 basic and diluted earnings per share, including approximately $12.6 million, or $0.31 per share, from the financial impacts of the 2015 Texas rate case relating back to January 12, 2016 through June 30, 2016.

•
For the nine months ended September 30, 2017, EE reported net income of $91.8 million, or $2.26 basic and diluted earnings per share. Net income for the nine months ended September 30, 2016 was $91.1 million, or $2.25 basic and diluted earnings per share.

"As we anticipated, earnings were higher in the third quarter of 2016 compared to third quarter of 2017 because we recognized the financial impacts of the 2015 Texas rate case relating back to the period January 12, 2016 through June 30, 2016, in the third quarter of last year," said Mary Kipp, President and Chief Executive Officer at El Paso Electric Company. "We are pleased to have reached a settlement in principle in our 2017 Texas rate case with all intervenors. We expect to have a final order from the Public Utility Commission of Texas during the fourth quarter of this year. At that time, we anticipate recognizing the impacts of the rate case settlement, including revenues relating back to July 18, 2017. As we continue to see an increase in customers and electricity demand, we remain committed to meeting the growing energy needs of our region in a safe, smart, environmentally responsible and cost-effective manner."

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Earnings Summary
The table and explanations below present the major factors affecting third quarter and nine months ended September 30, 2017 net income relative to third quarter and nine months ended September 30, 2016 net income, respectively, (in thousands except per share data):

	Quarter Ended			Nine Months Ended
	Pre-Tax Effect	After-Tax Effect	Basic EPS	Pre-Tax Effect	After-Tax Effect	Basic EPS
September 30, 2016		$74,636	$1.84		$91,112	$2.25
Changes in:
Retail non-fuel base revenues	(19,210)	(12,486)	(0.31)	4,516	2,935	0.07
Depreciation and amortization	(6,613)	(4,299)	(0.10)	(3,897)	(2,533)	(0.06)
Other revenues	(3,187)	(2,072)	(0.05)	(1,677)	(1,090)	(0.03)
Allowance for funds used during construction	(1,190)	(1,029)	(0.03)	(5,649)	(4,952)	(0.12)
Taxes other than income taxes	(1,048)	(682)	(0.02)	(3,911)	(2,543)	(0.06)
Investment and interest income	(58)	(186)	—	4,194	3,103	0.07
Palo Verde performance rewards, net	—	—	—	5,005	3,253	0.08
Effective tax rate		2,063	0.05		2,040	0.05
Administrative and general expense	3,013	1,958	0.05	1,446	939	0.03
O&M at fossil-fuel generating plants	2,388	1,553	0.04	906	589	0.01
Interest on long-term debt	109	71	—	(1,768)	(1,149)	(0.03)
Other		157	—		57	—
September 30, 2017		$59,684	$1.47		$91,761	$2.26
Financial Effect of the Public Utility Commission of Texas ("PUCT") Final Order in the 2015 Texas Retail Rate Case
On August 25, 2016, the PUCT issued its final order in the Company's 2015 Texas retail rate case in Docket No. 44941 (the "2016 PUCT Final Order"). The 2016 PUCT Final Order had a significant effect on the Company's three months ended September 30, 2016 financial results, the impacts of which are reflected in the table above and discussed below. For financial reporting purposes, the Company deferred any recognition of the Company's request in its 2015 Texas retail rate case until it received the 2016 PUCT Final Order in August 2016. Accordingly, it recorded in the third quarter of 2016 the cumulative effect of the 2016 PUCT Final Order that related back to January 12, 2016. The impact of the 2016 PUCT Final Order from January 12, 2016 through June 30, 2016, recorded in August 2016, increased net income for the three months ended September 30, 2016 by approximately $12.6 million, or $0.31 per share.
In addition, the financial results for the three and nine months ended September 30, 2017 do not include the potential effects of any relate back revenues beginning July 18, 2017 associated with the 2017 Texas retail rate case filing. Such amounts, if any, are pending the PUCT's determination in its final order in Docket No. 46831, which is expected to be issued by the PUCT in the fourth quarter of 2017. Refer to further details in "Rate Case-2017 Texas Retail Rate Case" section below.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Third Quarter 2017
Income for the quarter ended September 30, 2017, when compared to the quarter ended September 30, 2016, was negatively affected by (presented on a pre-tax basis):

•
Decreased retail non-fuel base revenues primarily due to the non-fuel base rate increase approved in the 2016 PUCT Final Order. The third quarter of 2016 included approximately $17.2 million of retail non-fuel base revenues for the period from January 12, 2016 through June 30, 2016, which were recognized when the 2016 PUCT Final Order was approved in August 2016.

•
Increased depreciation and amortization primarily due to (i) reductions in 2016 of approximately $5.0 million resulting from changes in depreciation rates from January 12, 2016 through June 30, 2016 as approved in the 2016 PUCT Final Order, and (ii) increases in plant, including Montana Power Station ("MPS") Unit 4, which was placed in service in September 2016.

•
Decreased other revenues primarily due to (i) decreased wheeling revenues and (ii) a decrease in miscellaneous revenues as a result of the relate back impact of the 2016 PUCT Final Order, which was recorded in August 2016.

•
Decreased allowance for funds used during construction ("AFUDC") due to lower balances of construction work in progress ("CWIP"), primarily due to MPS Unit 4 being placed in service in September 2016, and a reduction in the AFUDC rate effective January 2017.

•	Increased taxes other than income taxes primarily due to increased revenue related taxes and increased property valuations in Texas as a result of MPS Unit 4 being placed in service in September 2016.

Income for the quarter ended September 30, 2017, when compared to the quarter ended September 30, 2016, was positively affected by (presented on a pre-tax basis):

•
Decrease in effective tax rate primarily due to the change to normalize state income taxes in accordance with the 2016 PUCT Final Order, which was recorded in August 2016, a reduction in tax reserves due to the settlement of state income tax audits, and a reduction in state income tax rates.

•	Decreased administrative and general ("A&G") expenses primarily due to lower employee incentive compensation when compared to the three months ended September 30, 2016.

•
Decreased operations and maintenance ("O&M") expenses related to the Company's fossil-fuel generating plants primarily due to outages at Newman Units 4 & 5 in the three months ended September 30, 2016.

First Nine Months of 2017
Income for the nine months ended September 30, 2017, when compared to the nine months ended September 30, 2016, was positively affected by (presented on a pre-tax basis):

•
Palo Verde Nuclear Generating Station ("Palo Verde") performance rewards, associated with the 2013 to 2015 performance periods, net of disallowed fuel and purchased power costs related to the resolution of the Texas fuel reconciliation proceeding designated as PUCT Docket No. 46308 for the period from April 2013 through March 2016, were recorded in June 2017 with no comparable amount during the nine months ended September 30, 2016.

•
Increased investment and interest income primarily due to higher realized gains on securities sold from the Company’s Palo Verde decommissioning trust during the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016.

•
Increased retail non-fuel base revenues primarily due to increased revenues from (i) residential customers of $2.5 million due to a 0.8% increase in kWh sales which were driven by a 1.6% increase in the average number of residential customers and (ii) small commercial and industrial customers of $1.5 million driven by a 2.7% increase in the average number of small commercial and industrial customers.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

•	Decrease in effective tax rate primarily due to a reduction in state income tax rates and a reduction in tax reserves due to the settlement of state income tax audits.

•
Decreased A&G expenses primarily due to (i) lower employee incentive compensation when compared to the nine months ended September 30, 2016, and (ii) decreased pension and benefit expenses as a result of an adjustment related to the sale of the Company's interest in Units 4 and 5 of Four Corners Generating Station ("Four Corners"), and the result of a plan amendment and changes in actuarial assumptions used to calculate retirement benefit plans, partially offset by an increase in costs for medical claims and other employee benefits.

•
Decreased O&M expenses related to the Company's fossil-fuel generating plants primarily due to the sale of the Company's interest in Units 4 and 5 of Four Corners in July 2016 and the related adjustment in 2017, and an outage at Rio Grande Power Station ("Rio Grande") Unit 7 in the nine months ended September 30, 2016. These decreases were partially offset by increased maintenance expense for outages at Newman Units 1, 3 and 5, and routine maintenance at MPS, Rio Grande and Newman.

Income for the nine months ended September 30, 2017, when compared to the nine months ended September 30, 2016, was negatively affected by (presented on a pre-tax basis):

•
Decreased AFUDC due to lower balances of CWIP, primarily due to MPS Units 3 and 4 being placed in service in May and September 2016, respectively, and a reduction in the AFUDC rate effective January 2017.

•	Increased taxes other than income taxes primarily due to increased revenue related taxes and increased property valuations in Texas as a result of MPS Units 3 and 4 being placed in service in 2016.

•
Increased depreciation and amortization primarily due to increases in plant, including MPS Units 3 and 4, which were placed in service in 2016. These increases were partially offset by the sale of the Company's interest in Units 4 and 5 of Four Corners in July 2016.

•	Increased interest on long-term debt primarily due to the $150 million principal amount of senior notes issued in March 2016.

•	Decreased other revenues primarily due to decreased wheeling revenues, partially offset by an increase in Texas miscellaneous service revenues.

Retail Non-fuel Base Revenues

Excluding the $17.2 million 2016 PUCT Final Order impact recognized in the third quarter of 2016, retail non-fuel base revenues for the three months ended September 30, 2017 decreased $2.0 million pre-tax, or 0.9%, compared to the three months ended September 30, 2016.  This decrease primarily includes (i) a $0.9 million decrease in revenues from residential customers primarily due to a 0.4% decrease in kWh sales, and (ii) a $0.6 million decrease in revenues from small commercial and industrial customers primarily due to a 1.7% decrease in kWh sales. The decrease in kWh sales resulted from overall milder weather, partially offset by customer growth of 1.8%. Cooling degree days decreased 4.0% in the three months ended September 30, 2017, when compared to the three months ended September 30, 2016. Non-fuel base revenues and kWh sales for the three months ended September 30, 2017 are provided by customer class on page 12 of this news release.

For the nine months ended September 30, 2017, retail non-fuel base revenues increased $4.5 million pre-tax, or 0.9%, compared to the nine months ended September 30, 2016. This increase primarily includes (i) a $2.5 million increase in revenues from residential customers due to a 0.8% increase in kWh sales which were driven by a 1.6% increase in the average number of residential customers served and (ii) a $1.5 million increase in revenues from small commercial and industrial customers driven by a 2.7% increase in the average number of small commercial and industrial customers served. The Company experienced an overall 1.7% increase in the average number of customers served. Non-fuel base revenues and kWh sales for the nine months ended September 30, 2017 are provided by customer class on page 14 of this news release.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Rate Case
2017 Texas Retail Rate Case
On February 13, 2017, the Company filed with the City of El Paso, other municipalities incorporated in the Company's Texas service territory and the PUCT in Docket No. 46831, a request for an increase in non-fuel base revenues of approximately $42.5 million. On July 21, 2017, the Company filed its rebuttal testimony modifying the requested increase to $39.2 million. The decrease from the original request related primarily to the transfer of the recovery of $3.0 million of the rate case expenses to a separate proceeding. The Company requested, pursuant to its statutory right, to have its new rates relate back for consumption on and after July 18, 2017, which is the 155th day after the filing of the rate case. The difference in rates that would have been billed will be surcharged or refunded to customers after the PUCT's final order in Docket No. 46831. The PUCT has the authority to require the Company to surcharge or refund such difference over a period not to exceed 18 months.
On September 19, 2017, the City of El Paso approved, in principle, the settlement terms for the Company's rate case pending in Docket No. 46831. Key terms of the proposed settlement include: (i) an annual non-fuel base rate increase of $14.5 million; (ii) a return on equity of 9.65%; (iii) a determination that all new plant in service was prudent and used and useful and therefore is included in rate base; and (iv) allowing the Company to recover reasonable rate case expenses, subject to PUCT Staff's review and currently estimated to be approximately $3.4 million, through a separate surcharge over a three year period. The settlement also establishes baseline revenue requirements for recovery of future transmission and distribution investment costs and includes a minimum monthly bill of $30.00 for new residential customers with distributed generation, such as private rooftop solar. Additionally, the proposed settlement allows for the annual recovery of $2.1 million of nuclear decommissioning funding and establishes annual depreciation expense that is approximately $1.9 million lower than the annual amount requested by the Company in its initial filing.
Once the parties have agreed formally to support or not to oppose the terms of the settlement, the settlement documents are expected to be executed and filed with the Administrative Law Judges, along with a request that they return the case to the PUCT for approval. A final PUCT order ("Final Order") in the 2017 Texas retail rate case is expected to be issued in the fourth quarter of 2017.
The Company did not recognize the impacts of the settlement in principle in the Statements of Operations for the third quarter of 2017 because the Final Order has not yet been issued by the PUCT. At this time, the Company believes the revenue and other impacts of the settlement for financial reporting purposes will be recognized during the fourth quarter of 2017 when the Final Order is expected to be issued by the PUCT. Regardless of when the Final Order is issued by the PUCT, the new rates will relate back to consumption on or after July 18, 2017.
Capital and Liquidity
In March 2016, we issued $150 million in aggregate principal amount of 5.00% Senior Notes due December 1, 2044 to repay outstanding short-term borrowings on our Revolving Credit Facility (the "RCF") used for working capital and general corporate purposes, which may include funding capital expenditures. We continue to maintain a strong capital structure in which common stock equity represented 45.4% of our capitalization (common stock equity, long-term debt, current maturities of long-term debt and short-term borrowings under the RCF) as of September 30, 2017. At September 30, 2017, we had a balance of $7.1 million in cash and cash equivalents. Based on current projections, we believe that we will have adequate liquidity through the issuance of long-term debt, our current cash balances, cash from operations and available borrowings under the RCF to meet all of our anticipated cash requirements for the next twelve months.
Cash flows from operations for the nine months ended September 30, 2017 were $218.7 million, compared to $176.8 million for the nine months ended September 30, 2016. The primary factors contributing to the increase

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

in cash flows from operations were (i) the change in net over-collection and under-collection of fuel revenues and (ii) the collection of relate back surcharges. A component of cash flows from operations is the change in net over-collection and under-collection of fuel revenues. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the nine months ended September 30, 2017, we had fuel over-recoveries of $13.9 million compared to under-recoveries of fuel costs of $11.8 million during the nine months ended September 30, 2016. At September 30, 2017, we had a net fuel over-recovery balance of $3.0 million, including an over-recovery of $1.1 million in Texas and an over-recovery of $1.9 million in New Mexico. On October 13, 2017, we filed a request to decrease our Texas fixed fuel factor by approximately 19% to reflect decreased fuel expenses primarily related to a decrease in the price of natural gas used to generate power. The decrease in our Texas fixed fuel factor became effective beginning with the November 2017 billing month and will continue thereafter until changed by the PUCT.
During the nine months ended September 30, 2017, our primary capital requirements were for the construction and purchase of our electric utility plant, debt retirements, payments of common stock dividends, and purchases of nuclear fuel. Capital requirements for new electric utility plant were $140.4 million, net of insurance proceeds, for the nine months ended September 30, 2017 and $168.8 million for the nine months ended September 30, 2016. Capital expenditures for 2017 are expected to be approximately $223.3 million, net of insurance proceeds. Capital requirements for purchases of nuclear fuel were $31.6 million for the nine months ended September 30, 2017, and $29.9 million for the nine months ended September 30, 2016.
On September 29, 2017, we paid a quarterly cash dividend of $0.335 per share, or $13.6 million, to shareholders of record as of the close of business on September 15, 2017. We paid a total of $39.7 million in cash dividends during the nine months ended September 30, 2017. At the current dividend rate, we expect to pay cash dividends of approximately $53.3 million during 2017. On October 26, 2017, the Board of Directors declared a quarterly cash dividend of $0.335 per share payable on December 29, 2017 to shareholders of record as of the close of business on December 15, 2017.
No shares of common stock were repurchased during the nine months ended September 30, 2017. As of September 30, 2017, a total of 393,816 shares remain available for repurchase under our currently authorized stock repurchase program. We may in the future make purchases of our common stock in open market transactions at prevailing prices and may engage in private transactions where appropriate.
We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the Rio Grande Resources Trust (the "RGRT"). The RGRT, the trust through which we finance our portion of nuclear fuel for Palo Verde, is consolidated in our financial statements. On January 9, 2017, we exercised the option to extend the maturity of the RCF by one year to January 14, 2020 and to increase the size of the facility by $50 million to $350 million. We still have the option to extend the facility by one additional year to January 2021 and to increase the RCF by up to $50 million (up to a total of $400 million) upon the satisfaction of certain conditions, more fully set forth in the agreement, including obtaining commitments from lenders or third party financial institutions. In August 2017, RGRT's $50.0 million Series B 4.47% Senior Notes matured and were paid utilizing funds borrowed under the RCF. The total amount borrowed for nuclear fuel by the RGRT, excluding debt issuance costs, was $135.9 million at September 30, 2017, of which $90.9 million had been borrowed under the RCF, and $45.0 million was borrowed through the issuance of senior notes. Borrowings by the RGRT for nuclear fuel, excluding debt issuance costs, were $131.2 million as of September 30, 2016, of which $36.2 million had been borrowed under the RCF and $95.0 million was borrowed through the issuance of senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by the RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. In September 2017, the $33.3 million 2012 Series A 1.875% Pollution Control Bonds which were subject to mandatory tender for purchase were redeemed and retired utilizing funds borrowed under the RCF. At September 30, 2017, $77.0 million was outstanding under the RCF for working capital and general corporate purposes, which may include funding capital expenditures. At September 30, 2016,

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

$19.0 million was outstanding under the RCF for working capital and general corporate purposes. Total aggregate borrowings under the RCF at September 30, 2017 were $167.9 million with an additional $182.0 million available to borrow.
We received approval from the New Mexico Public Regulation Commission ("NMPRC") on October 7, 2015, to guarantee the issuance of up to $65.0 million of long-term debt by the RGRT to finance future purchases of nuclear fuel and to refinance existing nuclear fuel debt obligations, which remains effective. We received additional approval from the NMPRC on October 4, 2017 to amend and extend the RCF, issue up to $350.0 million in long-term debt and to redeem and refinance the $63.5 million 2009 Series A 7.25% Pollution Control Bonds and the $37.1 million 2009 Series B 7.25% Pollution Control Bonds, which have optional redemptions in 2019. The NMPRC approval to issue up to $350.0 million in long-term debt supersedes prior approval. We requested similar approval from the Federal Energy Regulatory Commission ("FERC") on September 1, 2017 and received approval on October 31, 2017. The approval requested from the FERC also includes requests to guarantee the issuance of up to $65.0 million of long-term debt by the RGRT and to continue to utilize our existing RCF with the ability to amend and extend the RCF at a future date. The authorization approved by the FERC is effective from November 15, 2017 through November 14, 2019 and supersedes prior approvals.
2017 Earnings Guidance
A final order in the 2017 Texas retail rate case is expected to be issued by the PUCT in the fourth quarter of 2017. Therefore, the Company has decided to provide earnings guidance for 2017 with a range of $2.30 to $2.50 per basic share. The guidance range considers performance to date and significant variables that may impact earnings, such as weather, expenses, and capital expenditures. This range also assumes normal operations and the financial impacts of the issuance of a final order in the 2017 Texas retail rate case, including new rates relating back to consumption on or after July 18, 2017.
Conference Call
A conference call to discuss our financial results for the third quarter of 2017 is scheduled for 11:30 A.M. Eastern Time, on November 1, 2017. The dial-in number is 877-329-7568 with a conference ID number of 2606376. The international dial-in number is 719-325-2111. The conference leader will be Lisa Budtke, Director-Treasury Services and Investor Relations. A replay will run through November 15, 2017 with a dial-in number of 888-203-1112 and a conference ID number of 2606376. The replay international dial-in number is 719-457-0820. The conference call and presentation slides will be webcast live on the Company's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.
Safe Harbor
This news release includes statements that are forward-looking statements made pursuant to the safe harbor provisions of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the issuance of a final order by the PUCT in the 2017 Texas retail rate case; statements regarding expected capital expenditures; and statements regarding expected dividends. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained in EE's most recently filed periodic reports and in other filings made by EE with the U.S. Securities and Exchange Commission ("SEC"), and include, but is not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico; (iii) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (iv) changes in customers' demand for electricity as a result of energy efficiency

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

initiatives and emerging competing services and technologies, including distributed generation; (v) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vi) unanticipated maintenance, repair, or replacement costs for generation, transmission, or distribution facilities and the recovery of proceeds from insurance policies providing coverage for such costs; (vii) the size of our construction program and our ability to complete construction on budget and on time; (viii) potential delays in our construction schedule due to legal challenges or other reasons; (ix) costs at Palo Verde; (x) deregulation and competition in the electric utility industry; (xi) possible increased costs of compliance with environmental or other laws, regulations and policies; (xii) possible income tax and interest payments as a result of audit adjustments proposed by the IRS or state taxing authorities; (xiii) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; (xiv) possible physical or cyber attacks, intrusions or other catastrophic events; and (xv) other factors of which we are currently unaware or deem immaterial. EE's filings are available from the SEC or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this news release, and EE does not undertake to update any forward-looking statement contained herein.

Media Contacts	Investor Relations
Eddie Gutierrez	Lisa Budtke
915.543.5763	915.543.5947
eduardo.gutierrez@epelectric.com	lisa.budtke@epelectric.com

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company
Statements of Operations
Quarter Ended September 30, 2017 and 2016
(In thousands except for per share data)
(Unaudited)

	2017	2016	Variance

Operating revenues	$297,470	$323,225	$(25,755)
Energy expenses:
Fuel	57,889	54,355	3,534
Purchased and interchanged power	17,430	24,459	(7,029)
	75,319	78,814	(3,495)
Operating revenues net of energy expenses	222,151	244,411	(22,260)
Other operating expenses:
Other operations	60,692	64,373	(3,681)
Maintenance	11,944	14,064	(2,120)
Depreciation and amortization	22,565	15,952	6,613
Taxes other than income taxes	21,213	20,165	1,048
	116,414	114,554	1,860
Operating income	105,737	129,857	(24,120)
Other income (deductions):
Allowance for equity funds used during construction	668	1,398	(730)
Investment and interest income, net	3,715	3,773	(58)
Miscellaneous non-operating income	242	272	(30)
Miscellaneous non-operating deductions	(1,067)	(1,312)	245
	3,558	4,131	(573)
Interest charges (credits):
Interest on long-term debt and revolving credit facility	18,215	18,324	(109)
Other interest	728	268	460
Capitalized interest	(1,193)	(1,243)	50
Allowance for borrowed funds used during construction	(671)	(1,131)	460
	17,079	16,218	861
Income before income taxes	92,216	117,770	(25,554)
Income tax expense	32,532	43,134	(10,602)
Net income	$59,684	$74,636	$(14,952)

Basic earnings per share	$1.47	$1.84	$(0.37)

Diluted earnings per share	$1.47	$1.84	$(0.37)

Dividends declared per share of common stock	$0.335	$0.310	$0.025
Weighted average number of shares outstanding	40,428	40,364	64
Weighted average number of shares and dilutive
potential shares outstanding	40,551	40,426	125

El Paso Electric Company
Statements of Operations
Nine Months Ended September 30, 2017 and 2016
(In thousands except for per share data)
(Unaudited)

	2017	2016	Variance

Operating revenues	$720,648	$698,899	$21,749
Energy expenses
Fuel	143,668	131,817	11,851
Purchased and interchanged power	47,824	47,715	109
	191,492	179,532	11,960
Operating revenues net of energy expenses	529,156	519,367	9,789
Other operating expenses:
Other operations	176,650	179,577	(2,927)
Maintenance	53,349	52,005	1,344
Depreciation and amortization	66,994	63,097	3,897
Taxes other than income taxes	54,208	50,297	3,911
	351,201	344,976	6,225
Operating income	177,955	174,391	3,564
Other income (deductions):
Allowance for equity funds used during construction	2,209	5,867	(3,658)
Investment and interest income, net	14,487	10,293	4,194
Miscellaneous non-operating income	366	1,073	(707)
Miscellaneous non-operating deductions	(2,337)	(2,668)	331
	14,725	14,565	160
Interest charges (credits):
Interest on long-term debt and revolving credit facility	54,989	53,221	1,768
Other interest	1,910	1,102	808
Capitalized interest	(3,831)	(3,738)	(93)
Allowance for borrowed funds used during construction	(2,173)	(4,164)	1,991
	50,895	46,421	4,474
Income before income taxes	141,785	142,535	(750)
Income tax expense	50,024	51,423	(1,399)
Net income	$91,761	$91,112	$649

Basic earnings per share	$2.26	$2.25	$0.01

Diluted earnings per share	$2.26	$2.25	$0.01

Dividends declared per share of common stock	$0.980	$0.915	$0.065
Weighted average number of shares outstanding	40,408	40,345	63
Weighted average number of shares and dilutive
potential shares outstanding	40,517	40,396	121

El Paso Electric Company
Cash Flow Summary
Nine Months Ended September 30, 2017 and 2016
(In thousands and Unaudited)

	2017	2016
Cash flows from operating activities:
Net income	$91,761	$91,112
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	66,994	63,097
Amortization of nuclear fuel	32,494	33,088
Deferred income taxes, net	47,457	48,457
Net gains on sale of decommissioning trust funds	(9,122)	(5,570)
Other	11,963	6,561
Change in:
Accounts receivable	(39,298)	(46,371)
Net under/over-collection of fuel revenues	13,888	(11,766)
Accounts payable	525	6,994
Other	2,084	(8,822)
Net cash provided by operating activities	218,746	176,780

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(140,367)	(168,830)
Cash additions to nuclear fuel	(31,618)	(29,929)
Decommissioning trust funds	(4,287)	(6,298)
Other	(6,208)	(1,268)
Net cash used for investing activities	(182,480)	(206,325)

Cash flows from financing activities:
Dividends paid	(39,747)	(37,021)
Borrowings (repayments) under the revolving credit facility, net	86,327	(86,546)
Payment on maturing RGRT senior notes	(50,000)	—
Payment on maturing pollution control bond	(33,300)	—
Proceeds from issuance of senior notes	—	157,052
Other	(906)	(2,045)
Net cash provided by (used for) financing activities	(37,626)	31,440

Net increase (decrease) in cash and cash equivalents	(1,360)	1,895

Cash and cash equivalents at beginning of period	8,420	8,149

Cash and cash equivalents at end of period	$7,060	$10,044

El Paso Electric Company
Quarter Ended September 30, 2017 and 2016
Sales and Revenues Statistics

				Increase (Decrease)
		2017	2016	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	987,247	990,989	(3,742)	(0.4)%
	Commercial and industrial, small	703,429	715,678	(12,249)	(1.7)%
	Commercial and industrial, large	265,183	253,591	11,592	4.6%
	Sales to public authorities	439,926	448,355	(8,429)	(1.9)%
	Total retail sales	2,395,785	2,408,613	(12,828)	(0.5)%
	Wholesale:
	Sales for resale	20,147	19,861	286	1.4%
	Off-system sales	507,318	422,245	85,073	20.1%
	Total wholesale sales	527,465	442,106	85,359	19.3%
	Total kWh sales	2,923,250	2,850,719	72,531	2.5%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$100,221	$113,596	$(13,375)	(11.8)%
	Commercial and industrial, small	65,309	67,810	(2,501)	(3.7)%
	Commercial and industrial, large	12,360	13,037	(677)	(5.2)%
	Sales to public authorities	32,128	34,785	(2,657)	(7.6)%
	Total retail non-fuel base revenues (a)	210,018	229,228	(19,210)	(8.4)%
	Wholesale:
	Sales for resale	957	791	166	21.0%
	Total non-fuel base revenues	210,975	230,019	(19,044)	(8.3)%

	Fuel revenues:
	Recovered from customers during the period	70,372	58,614	11,758	20.1%
	(Over) Under collection of fuel	(11,223)	9,775	(20,998)	—
	New Mexico fuel in base rates (b)	—	451	(451)	—
	Total fuel revenues (c)	59,149	68,840	(9,691)	(14.1)%

	Off-system sales:
	Fuel cost	14,510	12,289	2,221	18.1%
	Shared margins	3,936	273	3,663	—
	Retained margins	570	287	283	98.6%
	Total off-system sales	19,016	12,849	6,167	48.0%
	Other (d) (e) (f)	8,330	11,517	(3,187)	(27.7)%
	Total operating revenues	$297,470	$323,225	$(25,755)	(8.0)%

(a)	2016 includes $17.2 million of relate back revenues in Texas from January 12, 2016 through June 2016 which were recorded in August 2016.
(b)
Historically, fuel and purchased power costs in the New Mexico jurisdiction were recorded through base rates and a Fuel and Purchased Power Cost Adjustment Clause (the "FPPCAC") that accounts for the changes in the costs of fuel relative to the amount included in base rates. Effective July 1, 2016, with the implementation of the NMPRC Final Order, these costs are no longer recovered through base rates but are recovered through the FPPCAC.

(c)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $2.4 million and $2.6 million in 2017 and 2016, respectively.
(d)	Includes energy efficiency bonus of $0.4 million and $0.5 million in 2017 and 2016, respectively.
(e)	Includes $0.8 million increase resulting from the 2016 PUCT Final Order.
(f)	Represents revenues with no related kWh sales.

El Paso Electric Company
Quarter Ended September 30, 2017 and 2016
Other Statistical Data

			Increase (Decrease)
	2017	2016	Amount	Percentage

Average number of retail customers: (a)
Residential	369,233	362,992	6,241	1.7%
Commercial and industrial, small	41,840	41,121	719	1.7%
Commercial and industrial, large	48	49	(1)	(2.0)%
Sales to public authorities	5,563	5,279	284	5.4%
Total	416,684	409,441	7,243	1.8%

Number of retail customers (end of period): (a)
Residential	369,516	363,247	6,269	1.7%
Commercial and industrial, small	41,911	41,162	749	1.8%
Commercial and industrial, large	48	49	(1)	(2.0)%
Sales to public authorities	5,511	5,264	247	4.7%
Total	416,986	409,722	7,264	1.8%

Weather statistics: (b)			10-Yr Average
Cooling degree days	1,532	1,596	1,535
Heating degree days	—	5	1

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2017	2016	Amount	Percentage

Palo Verde	1,365,616	1,312,350	53,266	4.1%
Four Corners (c)	—	12,109	(12,109)	—
Gas plants	1,321,255	1,115,188	206,067	18.5%
Total generation	2,686,871	2,439,647	247,224	10.1%
Purchased power:
Photovoltaic	77,515	78,412	(897)	(1.1)%
Other	324,984	514,456	(189,472)	(36.8)%
Total purchased power	402,499	592,868	(190,369)	(32.1)%
Total available energy	3,089,370	3,032,515	56,855	1.9%
Line losses and Company use	166,120	181,796	(15,676)	(8.6)%
Total kWh sold	2,923,250	2,850,719	72,531	2.5%

	Palo Verde capacity factor	99.4%	95.4%	4.0%

	Palo Verde O&M expenses (d)	$20,441	$21,123	$(682)

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

(c)	The Company sold its interest in Four Corners on July 6, 2016.

(d)	Represents the Company's 15.8% interest in Palo Verde.

El Paso Electric Company
Nine Months Ended September 30, 2017 and 2016
Sales and Revenues Statistics

				Increase (Decrease)
		2017	2016	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	2,257,031	2,239,109	17,922	0.8%
	Commercial and industrial, small	1,851,396	1,849,618	1,778	0.1%
	Commercial and industrial, large	794,572	769,425	25,147	3.3%
	Sales to public authorities	1,198,863	1,199,867	(1,004)	(0.1)%
	Total retail sales	6,101,862	6,058,019	43,843	0.7%
	Wholesale:
	Sales for resale	52,786	52,370	416	0.8%
	Off-system sales	1,478,941	1,451,719	27,222	1.9%
	Total wholesale sales	1,531,727	1,504,089	27,638	1.8%
	Total kWh sales	7,633,589	7,562,108	71,481	0.9%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$226,558	$224,018	$2,540	1.1%
	Commercial and industrial, small	156,184	154,657	1,527	1.0%
	Commercial and industrial, large	30,703	30,619	84	0.3%
	Sales to public authorities	77,222	76,857	365	0.5%
	Total retail non-fuel base revenues	490,667	486,151	4,516	0.9%
	Wholesale:
	Sales for resale	2,279	1,986	293	14.8%
	Total non-fuel base revenues	492,946	488,137	4,809	1.0%

	Fuel revenues:
	Recovered from customers during the period	175,140	107,367	67,773	63.1%
	(Over) under collection of fuel (a) (b)	(13,931)	11,768	(25,699)	—
	New Mexico fuel in base rates (c)	—	33,279	(33,279)	—
	Total fuel revenues (d)	161,209	152,414	8,795	5.8%

	Off-system sales:
	Fuel cost	34,871	29,179	5,692	19.5%
	Shared margins	7,238	3,680	3,558	96.7%
	Retained margins	1,432	860	572	66.5%
	Total off-system sales	43,541	33,719	9,822	29.1%
	Other (e) (f)	22,952	24,629	(1,677)	(6.8)%
	Total operating revenues	$720,648	$698,899	$21,749	3.1%

(a)
Includes the portion of the Department of Energy refunds related to spent fuel storage of $1.4 million and $1.6 million in 2017 and 2016, respectively, that were credited to customers through the applicable fuel adjustment clauses.

(b)	2017 includes $5.0 million related to the Palo Verde performance rewards, net.
(c)
Historically, fuel and purchased power costs in the New Mexico jurisdiction were recorded through base rates and the FPPCAC that accounts for the changes in the costs of fuel relative to the amount included in base rates. Effective July 1, 2016, with the implementation of the NMPRC Final Order, these costs are no longer recovered through base rates but are recovered through the FPPCAC.

(d)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $7.4 million and $6.6 million in 2017 and 2016, respectively.
(e)	Includes energy efficiency bonus of $0.7 million and $0.5 million in 2017 and 2016, respectively.
(f)	Represents revenue with no related kWh sales.

El Paso Electric Company
Nine Months Ended September 30, 2017 and 2016
Other Statistical Data

			Increase (Decrease)
	2017	2016	Amount	Percentage

Average number of retail customers: (a)
Residential	367,409	361,617	5,792	1.6%
Commercial and industrial, small	41,925	40,830	1,095	2.7%
Commercial and industrial, large	48	49	(1)	(2.0)%
Sales to public authorities	5,540	5,309	231	4.4%
Total	414,922	407,805	7,117	1.7%

Number of retail customers (end of period): (a)
Residential	369,516	363,247	6,269	1.7%
Commercial and industrial, small	41,911	41,162	749	1.8%
Commercial and industrial, large	48	49	(1)	(2.0)%
Sales to public authorities	5,511	5,264	247	4.7%
Total	416,986	409,722	7,264	1.8%

Weather statistics: (b)			10-Year Average
Cooling degree days	2,712	2,584	2,629
Heating degree days	855	1,134	1,204

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2017	2016	Amount	Percentage

Palo Verde	3,880,673	3,858,306	22,367	0.6%
Four Corners (c)	—	175,258	(175,258)	—
Gas plants	2,947,991	2,785,057	162,934	5.9%
Total generation	6,828,664	6,818,621	10,043	0.1%
Purchased power:
Photovoltaic	234,171	234,941	(770)	(0.3)%
Other	996,263	958,942	37,321	3.9%
Total purchased power	1,230,434	1,193,883	36,551	3.1%
Total available energy	8,059,098	8,012,504	46,594	0.6%
Line losses and Company use	425,509	450,396	(24,887)	(5.5)%
Total kWh sold	7,633,589	7,562,108	71,481	0.9%

	Palo Verde capacity factor	95.2%	94.4%	0.8%

	Palo Verde O&M expenses (d)	$67,980	$67,514	$466

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

(c)	The Company sold its interest in Four Corners on July 6, 2016.

(d)	Represents the Company's 15.8% interest in Palo Verde.

El Paso Electric Company
Financial Statistics
At September 30, 2017 and 2016
(In thousands, except number of shares, book value per common share, and ratios)

Balance Sheet	2017	2016

Cash and cash equivalents	$7,060	$10,044

Common stock equity	$1,135,980	$1,075,075
Long-term debt	1,195,868	1,195,397
Total capitalization	$2,331,848	$2,270,472

Current maturities of long-term debt	$—	$83,081

Short-term borrowings under the revolving credit facility	$167,901	$55,192

Number of shares - end of period	40,591,794	40,522,246

Book value per common share	$27.99	$26.53

Common equity ratio (a)	45.4%	44.6%
Debt ratio	54.6%	55.4%

(a)	The capitalization component includes common stock equity, long-term debt and the current maturities of long-term debt, and short-term borrowings under the RCF.